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                                                                  EXHIBIT 3.3



   STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:00 AM 06/07/1996
  960166577 - 2558980

                                                   [PAY-IN-KIND PREFERRED STOCK]


                    BORDEN DECORATIVE PRODUCTS HOLDINGS, INC.

                           CERTIFICATE OF DESIGNATIONS


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


     BORDEN DECORATIVE PRODUCTS HOLDINGS, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, on May 30, 1996, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

     WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, as amended, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution and the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

     WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series:

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

I. Designation

     The designation of a series of preferred stock shall be "Junior Perpetual Cumulative Pay-In-Kind Preferred Stock (the "Junior Perpetual Preferred Stock") consisting of 1,041,000 shares. The par value of the Junior Perpetual Preferred. Stock shall be $0.01 per share. The original liquidation preference of the Junior Perpetual Preferred Stock shall be $25 per share



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("Original Liquidation Preference"), which value does not represent a determination by the Board of Directors for the purposes of the Corporation's capital accounts.

II.  Rank.

          The Junior Perpetual Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation. (All equity securities of the Corporation to which the Junior Perpetual Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as the "Junior Securities", all equity securities of the Corporation with which the Junior Perpetual Preferred Stock ranks on a parity are collectively referred to herein as the "Parity Securities" and all equity securities of the Corporation (other than convertible debt securities) to which the Junior Perpetual Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, including the Senior Perpetual Cumulative Preferred Stock of the Company, are collectively referred to herein as the "Senior Securities".) The Junior Perpetual Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities.

III. Dividends.

          (A) The holders of the shares of Junior Perpetual Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the rate of $0.625 per share per calendar quarter, and no more, provided that the dividend rate for the period from the date of initial issuance of the shares of Junior Perpetual Preferred Stock until June 30, 1996 shall be $1.25 per share. Such dividends shall be payable in quarterly payments on March 31, June 30, September 30 and December 31 of each year commencing with June 30, 1996 (each of such dates being a "Dividend Payment Date"), in preference to dividends on the Junior Securities. Such dividends shall be paid to the holders of record at the close of business on the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding the relevant dividend payment date (each of such dates being a "Dividend Payment Record Date"). Each dividend shall be fully cumulative and shall accrue (whether or not declared), without interest, from the previous dividend payment date (or, with respect to the first dividend, from the date of initial issuance of the Junior Perpetual Preferred Stock). Dividends payable for any partial dividend period shall be pro rated on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable.

          Until the Corporation receives the notice from the holders of the Junior Perpetual Preferred Stock pursuant to paragraph IV hereof, dividend payments made with respect to the Junior Perpetual Preferred Stock may be made (i) by issuing fully paid and nonassessable shares (or fractional shares as hereinafter described) of Junior Perpetual Preferred Stock with an aggregate Original Liquidation Preference equal to the aggregate amount of dividends being made, (ii) in cash or (iii) in any combination thereof. Unless otherwise specified in the notice received pursuant to paragraph IV with respect to the Junior Perpetual Preferred Stock, all dividend payments payable subsequent to such



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     notice shall be made in cash to the extent the Corporation has funds legally available therefor. If such notice states that it shall apply only to dividends payable on the immediately succeeding Dividend Payment Date, then until a subsequent notice pursuant to paragraph IV is received, all dividends payments payable with respect to the Junior Perpetual Preferred Stock after such immediately succeeding Dividend Payment Date may be made
     (i) by issuing fully paid and nonassessable shares (or fractional shares as hereinafter described) of Junior Perpetual Preferred Stock with an aggregate Original Liquidation Preference equal to the aggregate amount of dividends being made, (ii) in cash or (iii) in any combination thereof.

          "Liquidation Preference" means the Original Liquidation Preference, plus an amount in cash equal to all accrued and unpaid dividends, whether or not declared (including an amount equal to a prorated dividend from the last Dividend Payment Date or the date of initial issuance, whichever is later, to the date such Liquidation Preference is being determined). The Liquidation Preference of a share of Junior Perpetual Preferred Stock will increase on a daily basis as dividends accrue on such share, whether or not declared, and will decrease only to the extent such dividends are actually paid in cash or additional shares of Junior Perpetual Preferred Stock are actually issued, all as provided in this paragraph III. The issuance of such shares of Junior Perpetual Preferred Stock (plus the amount of cash dividends, if any, paid together therewith) shall constitute full payment of such dividend. Unless otherwise provided in the notice pursuant to paragraph IV hereof, in no event shall an election by the Board of Directors to pay dividends, in full or in part, in cash on any Dividend Payment Date preclude the Board of Directors from electing either such alternative in respect of all or any portion of any subsequent dividend.

          (B) All dividends and distributions paid with respect to shares of the Junior Perpetual Preferred Stock pursuant to paragraph III(A) shall be paid pro rata to the holders entitled thereto. If the Board of Directors elects on any Dividend Payment Date to pay any dividend partially in shares of Junior Perpetual Preferred Stock, the proportion of such cash and shares of Junior Perpetual Preferred Stock shall be the same for each outstanding share of Junior Perpetual Preferred Stock. No interest shall be payable in respect of any dividend payment or payments on the Junior Perpetual Preferred Stock which may be in arrears.

          (C) Each fractional share of Junior Perpetual Preferred Stock outstanding shall be entitled to a ratably proportionate amount of dividends accruing with respect to each outstanding share of Junior Perpetual Preferred Stock pursuant to paragraph III(A) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in paragraph III(A) hereof, with respect to dividends on each outstanding share of Junior Perpetual Preferred Stock.

          (D) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities, nor shall the Corporation make any distribution in respect of any Parity Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, for any period unless full cumulative dividends have been or contemporaneously are declared and paid


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     or declared and a sum set apart sufficient for such payment on the Junior
     Perpetual Preferred Stock for all dividend payment periods terminating on or prior to the date of payment, or setting apart for payment, of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Junior Perpetual Preferred Stock and any other Parity Securities, all dividends or distributions declared upon shares of the Junior Perpetual Preferred Stock and any other Parity Securities shall be declared Pro rata so that the amount of dividends or distributions declared per share of the Junior Perpetual Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Junior Perpetual Preferred Stock and such Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Junior Perpetual Preferred Stock or any other Parity Securities which may be in arrears. Any dividend not paid pursuant to paragraph III(A) hereof or this paragraph III(D) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in paragraph III(A) hereof.

          (E) (1) Holders of shares of the Junior Perpetual Preferred Stock shall be entitled to receive the dividends provided for in paragraph III(A) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

          (2) So long as any shares of the Junior Perpetual Preferred Stock are outstanding, the Board of Directors shall not declare, and the Corporation shall not pay or set apart for payment any dividend on any of the Junior securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any of the Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any of the Junior Securities or Parity Securities), or make any distribution in respect of the Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of he Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any of the Junior Securities or Parity Securities) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accrued and unpaid dividends on shares of the Junior Perpetual Preferred Stock not paid on the dates provided for in paragraph III(A) hereof (including accrued dividends not paid by reason of the terms and conditions of paragraph III(A) or paragraph III(D) hereof) shall have been or are paid in full and fully in cash.

          (3) Subject to the foregoing provisions of this paragraph III, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities or Parity Securities, and may


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     repurchase, redeem or otherwise retire any of the Junior Securities or
     Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities or Parity Securities, and the holders of the shares of the Junior Perpetual Preferred Stock shall not be entitled to share therein.

          (F) The Corporation shall not enter into any agreement that prohibits, conflicts with or would be breached by the Corporation's performance of its obligations hereunder.

IV. Conversion to Cash Pay.

          The holder or holders of a majority of the outstanding shares of the Junior Perpetual Preferred Stock may, from time to time after December 31, 2000, deliver to the Corporation a notice (each such notice, a "Cash Conversion Notice") specifying that on the next succeeding Dividend Payment Date and, unless otherwise specified in the Cash Conversion Notice, all subsequent Dividend Payment Dates, dividends (including accrued but unpaid dividends) on the shares of Junior Perpetual Preferred Stock shall be paid solely in cash, except as otherwise provided in this paragraph IV. In order to be effective, a Cash Conversion Notice must be received by the Corporation no more than 60 days and no fewer than 15 days prior to the Dividend Payment Record Date with respect to the Dividend Payment Date when cash payments of dividends are to commence. Unless the Cash Conversion Notice specifies that it shall apply only to dividends payable on the immediately succeeding Dividend Payment Date, all subsequent dividends on the shares of Junior Perpetual Preferred Stock shall be made in cash to the extent permitted by applicable law. Notwithstanding the delivery of a Cash Conversion Notice, in the event the Corporation is not permitted to pay any dividend or portion thereof in cash as aforesaid, then such dividend or portion thereof shall be paid in cash to the extent permitted by applicable law and the remainder of such dividend shall be paid by issuing additional shares of Junior Perpetual Preferred Stock in accordance with paragraph III(A) hereof.

V. Payment on Liquidation.

          (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Junior Perpetual Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Preference for each share outstanding, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Junior Perpetual Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Junior Perpetual Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full. Except as provided in this paragraph V(A), holders of Junior Perpetual Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.



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          (B) For the purposes of this paragraph V, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations nor the consolidation or merger of one or more corporations with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

VI. Voting Rights.

          (A) The holders of record of shares of Junior Perpetual Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph VI or as otherwise provided by law.

          (B) (1) If at any time or times dividends payable on Junior Perpetual Preferred Stock or any Parity Securities shall be in arrears and unpaid for the six (6) preceding quarters, then the number of directors constituting the Board of Directors, without further action, shall be increased by two
     (2) and the holders of Junior Perpetual Preferred Stock, together with any holders of Parity Securities entitled to vote thereon, shall have the exclusive right, voting separately as a class, to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors; provided that in no event shall the holders of Junior Perpetual Preferred Stock, together with any holders of such Parity Securities, have the right to elect more than twenty-five percent (25%) of the total number of directors of the Corporation, provided, further, that, notwithstanding the foregoing proviso, holders of Junior Perpetual Preferred Stock, together with any holders of such Parity Securities, shall have the right to elect not less than one director pursuant to this paragraph VI(B)(1].

          (2) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of Junior Perpetual Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, or by written consent of such holders pursuant to ss. 228 of Delaware corporate law, and thereafter at such meetings or by the written consent of such holders pursuant toss. 228 of Delaware corporate law. Such voting right shall continue until such time as all cumulative dividends accrued on all outstanding Junior Perpetual Preferred Stock, and any other Parity Securities as to which full dividends have not previously been paid, shall have been paid in full or declared and set aside for payment in full, at which time such voting right of the holders of Junior Perpetual Preferred Stock shall terminate, subject to retesting in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of quarters as described above.

          (3) At any time when such voting right shall have vested in the holders of Junior Perpetual Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the holders of record of 10% of the shares of Junior Perpetual Preferred Stock then


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     outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Junior Perpetual Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Junior Perpetual Preferred Stock then outstanding may designate in writing a holder of Junior Perpetual Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph VI(B)(3). Any holder of Junior Perpetual Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

          (4) At any meeting held for the purpose of electing directors at which the holders of Junior Perpetual Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Junior Perpetual Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (x) the absence of a quorum of the holders of Junior Perpetual Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Junior Perpetual Preferred Stock and (y) in the absence of a quorum of the holders of shares of Junior Perpetual Preferred Stock, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting for the election of directors which the holders of shares of Junior Perpetual Preferred Stock may be entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

          (5) The term of office of all directors elected by the holders of Junior Perpetual Preferred Stock pursuant to paragraph VI(B)(1) in office at any time when the aforesaid voting rights are vested in the holders of Junior Perpetual Preferred Stock shall terminate upon the election of their successors at any meeting of stockholders for the purpose of electing directors. Upon any termination of the aforesaid voting rights in accordance with paragraph VI(B)(2), the term of office of all directors elected by the holders of Junior Perpetual Preferred Stock pursuant to paragraph VI(B)(1) then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two (2) (or such other


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     lesser number by which the number of directors constituting the Board of
     Directors shall have been increased pursuant to paragraph VI(B)(1) hereof), subject always to the increase of the number of directors pursuant to paragraph VI(B)(1) in case of the future right of the holders of Junior Perpetual Preferred Stock to elect directors as provided herein.

          (6) In case of any vacancy occurring among the directors so elected, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If all directors so elected by the holders of Junior Perpetual Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of Junior Perpetual Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

          (C) The creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, the creation of any indebtedness of any kind of the Corporation, or the increase or decrease in the amount of authorized capital stock of any class, including preferred stock, shall not require the consent of the holders of Junior Perpetual Preferred Stock and shall not be deemed to affect materially and adversely the rights, preferences, privileges or voting rights of shares of Junior Perpetual Preferred Stock.

          (D) So long as any shares of the Junior Perpetual Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of the shares of Junior Perpetual Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, at which the holders of Junior Perpetual Preferred Stock shall vote separately as a class, amend the Certificate of Incorporation so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of shares of Junior Perpetual Preferred Stock, provided that any increase in the number of shares comprising the Junior Perpetual Preferred Stock that the Board of Directors of the Corporation, in its sole discretion, determines to be necessary or advisable to permit the Corporation to pay dividends in additional shares of Junior Perpetual Preferred Stock as provided in paragraph III hereof shall not be deemed to affect materially and adversely the rights, preferences, privileges or voting rights of shares of Junior Perpetual Preferred Stock.

VII. Mutilated or Missing Certificates.

     If any of the Junior Perpetual Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent amount of shares of Junior Perpetual Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity, if requested.



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VIII. Severability of Provisions.

     If any right, preference or limitation of the Junior Perpetual Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IX. Notice to the Corporation.

     All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by courier to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address):

                        Borden Decorative Products Holdings, Inc.
                        Belgrave Mills
                        Belgrave Road
                        Darwen, Lancashire, BB3 2RR
                        United Kingdom
                        Attention: Secretary

Minor imperfections in any such notice shall not affect the validity thereof.

X. Limitations.

     Except as may otherwise be required by law,' the shares of Junior Perpetual Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

     The Certificate of Incorporation of the Corporation is amended so that the designation and number of shares of the Junior Perpetual Preferred Stock, and the relative rights, preferences and limitations of the Junior Perpetual Preferred Stock, are as stated in the foregoing resolution.




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     IN WITNESS WHEREOF, Borden Decorative Products Holdings, Inc. has caused this certificate to be executed by Ian G. Collins, its President, and attested by Benjamin H. Jones, its Secretary, as of May 30, 1996.




                                      Name:
                                     Title:

ATTEST:


Name:     Benjamin H. Jones
Title:   Secretary




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